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                                                                    EXHIBIT 10.8

                           INDEMNIFICATION AGREEMENT
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     This Agreement is made as of the 25th day of October, 1999, by and between
Eric A. McAfee, an individual ("McAfee") and eCommercial.com, Inc., a Nevada corporation ("eCommercial.com").

     Subject to the terms of this agreement, McAfee hereby agrees to fully reimburse eCommercial.com, Inc. for any and all claims, losses, fines, settlements, judgments, liabilities, damages, fees, expenses and costs associated with those claims asserted against Wireless Netcom, Inc. (a predecessor company to eCommercial.com) in that action filed by Thomas H. Casey, Chapter 7 Trustee for Voxel, Inc. (the "Trustee"), entitled In Re:Voxel, Case
                                                            -----------
No. SA98-17977-LR, and Casey v. WNC, pending in the United States Bankruptcy Court for the Central District of California (the "Adversary Proceeding") (collectively, the "Fees and Costs").

     eCommercial.com shall advance reasonable fees and costs for attorneys selected by eCommercial.com for its defense in the Adversary Proceeding; attorneys fees and costs for McAfee's defense in the Adversary Proceeding, settlement amounts related to the Adversary Proceeding, if any, and amounts for the purchase of Voxel creditor claims, if any. McAfee shall agree to the payment of any reasonable settlement or creditor purchases by eCommercial.com.

     Any amounts advanced by eCommercial.com in the Adversary Proceeding pursuant to this agreement shall be repaid to eCommercial.com by McAfee either in an equivalent value of common shares (value to be determined by the trailing twenty-trading-day average closing price of the publicly-traded shares of eCommercial.com as of the date of the transfer of shares by McAfee to eCommercial.com) or in cash, at the sole election of McAfee, within six months after the date of final disposition of the Voxel matter by eCommercial.com.

     This obligation is collateralized by five hundred thousand (500,000) shares (the "Pledged Shares") of eCommercial.com common stock pledged to eCommercial.com by McAfee to secure the performance of this agreement. This Indemnification Agreement is not a personal obligation of McAfee and is not personally guaranteed by McAfee. In no event shall eCommercial.com have any rights against McAfee other than the right to receive the portion of the Pledged Shares required for performance by McAfee of this agreement at the time that amounts are due from McAfee.

     This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns (including any direct or indirect successor by purchase, merger, consolidation, or otherwise to all or substantially all of the business or assets of the Company), and estates. This Agreement shall continue in effect regardless of whether McAfee continues to serve as an officer or director of the Company or another enterprise at the Company's request.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and signed as of the day and year first above written.




                                       _________________________________________
                                             Eric McAfee



                                       Accepted by:

                                       eCommercial.com, Inc.

                                       By: _____________________________________
                                             Thomas Blakeley
                                             Chief Executive Officer & President


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